Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-         ) pertaining to the 2014 Omnibus Incentive Plan and the 2008 Non-Employee Directors Stock Option Plan of Apple Hospitality REIT, Inc. of our reports dated March 6, 2015 with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Apple Hospitality REIT, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission

/s/ ERNST & YOUNG LLP
Richmond, Virginia
May 14, 2015